Exhibit 99.4

LETTER TO CLIENTS OF NOMINEE HOLDERS

Up to 2,222,222 Shares of Common Stock Issuable Upon Exercise of Transferable Subscription Rights

May 9, 2023

THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT

5:00 P.M., EASTERN TIME, ON MAY 30, 2023, UNLESS EXTENDED

BY DISTRIBUTION SOLUTIONS GROUP, INC.

To Our Clients:

This notice is being distributed by Distribution Solutions Group, Inc. (the “Company”) to all holders of record of its shares of common stock, par value $1.00 per share (“Common Stock”), as of the close of business on May 1, 2023 (the “Record Date”), in connection with an offering (the “Rights Offering”) of transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase new shares of Common Stock. The Rights Offering is described in the Company’s enclosed prospectus supplement, dated May 9, 2023 (the “Prospectus Supplement”), and its accompanying prospectus, dated April 10, 2023 (the “Base Prospectus” and collectively, with the Prospectus Supplement, the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of 2,222,222 shares of Common Stock to be issued upon the exercise of the Subscription Rights and Over-Subscription Rights (as defined below), which are described further in the Prospectus. The Subscription Rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on May 30, 2023, unless the Company extends the Rights Offering period as described in the Prospectus (such date and time, as it may be extended, the “Expiration Date”).

As described in the Prospectus, you will receive one Subscription Right for each share of Common Stock owned as of the Record Date. For every Subscription Right held, you or your transferee will be entitled to purchase 0.105 shares of Common Stock (the “Subscription Rate”). The number of Subscription Rights to be issued to you will be rounded down to the nearest whole number of Subscription Rights. No fractional shares of Common Stock will be issued upon the exercise of the Subscription Rights and you will only be entitled to purchase a whole number of shares of Common Stock if you exercise your Subscription Rights, rounded down to the nearest whole number. The subscription price per share of Common Stock is $45.00. You will be required initially to pay for shares of Common Stock at the subscription price of $45.00 per share of Common Stock (the “Subscription Price”). You or your transferee should read the Prospectus carefully before deciding whether to exercise the Subscription Rights.

Luther King Capital Management Corporation and its affiliates, including J. Bryan King, the Company’s Chairman, President and Chief Executive Officer (collectively, the “LKCM Affiliates”), beneficially own approximately 77% of the Common Stock outstanding prior to the Rights Offering. The LKCM Affiliates have indicated that they intend to participate, directly or through their affiliates, in the Rights Offering and fully subscribe to the shares of Common Stock corresponding to their Subscription Rights.

You should be aware that there will be an over-subscription right (the “Over-Subscription Right”) associated with the Rights Offering. As described further in the Prospectus, if you fully exercise all Subscription Rights initially issued to you, you are entitled to an Over-Subscription Right to purchase shares of Common Stock that remain unsubscribed after the Expiration Date (such shares of Common Stock, the “Over-Subscription Shares”), at the same Subscription Price. If enough Over-Subscription Shares are available all such requests will be honored in full. If the requests for Over-Subscription Shares exceed the Over-Subscription Shares available, the available Over-Subscription Shares will be allocated pro rata among the holders with Over-Subscription Rights based on the number of Subscription Rights. See the Prospectus for further details on the Over-Subscription Right.

The LKCM Affiliates have also indicated that they intend to fully exercise their Over-Subscription Rights relating to their portion of the shares of Common Stock that remain unsubscribed at the Expiration Date.

You will be required to submit payment in full for all of the Common Stock you wish to buy pursuant to the exercise of your Subscription Rights and Over-Subscription Rights. Any excess payments received by the subscription agent caused by proration will be returned by the subscription agent to you by mail, without interest or deduction, as soon as practicable after the Expiration Date. The subscription agent will return any excess payments in the form in which it was made. You will have no right to rescind a purchase after Computershare has received payment either by means of a notice of guaranteed delivery or a check, except as described in the Prospectus.

Your Subscription Rights will be evidenced by a subscription certificate registered in the names of the record holders of the shares of Common Stock for which the Subscription Rights are being distributed (the “Subscription Certificate”). Subscription Rights holders may transfer all or a portion of their Rights by following the instructions on the Subscription Certificate. Holders wishing to transfer all or a portion of their Subscription Rights should allow a sufficient amount of time for any transfer instructions to be received and processed by Computershare prior to the Expiration Date. Please see the Prospectus for further details on transferring Subscription Rights.

THE MATERIALS ENCLOSED ARE BEING PROVIDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SUBSCRIPTION RIGHTS AND OVER-SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled, pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. We urge you to read the Prospectus carefully before instructing us whether to exercise your Subscription Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Subscription Rights on your behalf in accordance with the provisions of the Rights Offering.

If you wish to have us, on your behalf, exercise the Subscription Rights and Over-Subscription Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the enclosed Beneficial Owner Election Form in the accompanying return envelope. Delivery of the Beneficial Owner Election Form to an address other than as set forth on the accompanying return envelope does not constitute a valid delivery.

Any questions or requests for assistance regarding the Rights Offering should be directed to Georgeson LLC (“Georgeson”), the Company’s information agent. You may call Georgeson toll free from within the United States by calling 888-206-5970.

Very truly yours,

DISTRIBUTION SOLUTIONS GROUP, INC.